Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson
Senior Director, Investor Relations and Corporate Communications
847-405-2515 – dswenson@cfindustries.com

CF Industries’ Wilson to Retire as CEO January 1, 2014

Will Named Successor

DEERFIELD, Illinois – (Business Wire) – Deerfield, IL (September 16, 2013) – CF Industries Holdings, Inc. (NYSE:CF), announced today that its Chairman and Chief Executive Officer Stephen R. Wilson has informed the company’s board of directors that he plans to retire as CEO effective January 1, 2014.  W. Anthony Will, Senior Vice President, Manufacturing and Distribution, has been selected to succeed Wilson at that time.  Wilson will remain a director of the company and serve as non-executive chairman.

“This transition is the culmination of a rigorous succession planning process undertaken by the board of directors over a number of years.  The board has focused on developing strong management talent and we are confident that Tony Will has the right experience and capabilities to lead CF Industries,” said Wilson.  “Tony has been a key player in the evolution of the company since we recruited him following his experiences at several consulting and corporate organizations.  I am confident in Tony’s ability to continue to execute our focused strategy of creating value through our nitrogen fertilizer platform,” he continued.

Will, 48, joined CF Industries in 2007 as the company’s first vice president, corporate development.  He led the company’s acquisition of its 50% interest in Keytrade, played a major role on the core team that executed the Terra Industries acquisition in 2010 and led the successful integration of the five Terra manufacturing facilities with the legacy CF Industries operations.  He was promoted to his present position in 2009 and has been responsible for annual production of 15 million tons of fertilizer and its distribution through some 70 locations.  Will had a prominent role in developing the company’s capacity expansion strategy and currently is responsible for its execution.

Wilson, 64, has been an officer of CF Industries for nearly 23 years.  He joined the company as chief financial officer in 1991 and was named CEO in 2003.  He was elected a director and appointed chairman in 2005 upon completion of the company’s initial public offering.   Under his leadership, the company was transformed from a cooperative to a public company, acquired and successfully integrated Terra Industries and currently is executing a significant expansion of its North American nitrogen platform.  Today CF Industries is the second largest nitrogen fertilizer producer in the world and its market capitalization has increased from about $880 million in 2005 to over $11 billion as the share price rose from $16 to $194, an increase of some 1100%.

Stephen A. Furbacher, Lead Independent Director, commented, “The accomplishments of CF Industries over the past decade reflect Steve Wilson’s strong leadership in establishing a culture of safety, integrity and operational excellence, in developing and executing strategy and in attracting and developing the management talent that has positioned the company for a smooth CEO transition.”

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., through its subsidiaries, is a global leader in nitrogen and phosphate fertilizer manufacturing and distribution, serving both agricultural and industrial customers. CF Industries, headquartered in Deerfield, Illinois, operates world-class nitrogen fertilizer manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a fertilizer manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s Web site at www.cfindustries.com and encourages those interested in the company to check there frequently.

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